UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2008 (July 29, 2008)
CVR ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33492 (Commission File Number)	61-1512186 (I.R.S. Employer Identification Number)
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
(Address of principal executive offices)
Registrant’s telephone number, including area code: (281) 207-3200
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
     On July 29, 2008, Coffeyville Resources, LLC (“CRLLC”), a wholly-owned subsidiary of CVR Energy, Inc. (the “Company”), signed a Revised Settlement Deferral Letter (the “2008 Deferral Letter”) with J. Aron & Company (“J. Aron”) to defer $87.5 million it owes to J. Aron until December 15, 2008, or July 31, 2009 if the Company consummates its proposed $125 million convertible debt offering before December 15, 2008.
     In 2005, CRLLC entered into three New York Mercantile Exchange swap agreements which provided that if crack spreads in absolute terms fell below a fixed level, J. Aron would pay the difference to CRLLC, and if crack spreads in absolute terms rose above the fixed level, CRLLC would pay the difference to J. Aron (the “Cash Flow Swap”). In July and August 2007, CRLLC entered into several deferral letters (the “2007 Deferral Letters”) with J. Aron to defer to August 31, 2008 the payment of approximately $123.7 million plus accrued interest ($6.2 million as of July 1, 2008) which CRLLC owed to J. Aron pursuant to the Cash Flow Swap. The 2008 Deferral Letter further defers $87.5 million of the amounts deferred pursuant to the 2007 Deferral Agreements until December 15, 2008, or July 31, 2009 if the Company consummates its proposed $125 million convertible debt offering before December 15, 2008.
     Interest will accrue on the deferred amounts to the date of payment at the rate of LIBOR plus 2.75%. The 2008 Deferral Letter requires the deferral amount to be prepaid each quarter with the greater of 50% of the Company’s free cash flow for the quarter or $5.0 million. Any failure to make these quarterly payments will result in an increase in the interest rate that accrues on the deferred amounts. Under the terms of the 2008 Deferral Letter, the Company is required to use the substantial majority of any gross proceeds from any indebtedness that it incurs in excess of $125.0 million, including all of the proceeds of the contemplated convertible debt issuance, net of fees, to the extent such gross proceeds exceed $125.0 million, to prepay a portion of the deferred amounts.
     J. Aron is an affiliate of The Goldman Sachs Group, Inc. (“Goldman”). Certain affiliates of Goldman (the “Goldman Funds”) beneficially own approximately 36.5% of the Company’s common stock through their membership interests in Coffeyville Acquisition II LLC, a stockholder of the Company. Pursuant to a stockholders agreement among the Company, Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC, the Goldman Funds designate two members to the Company’s eight-member board of directors.
     The Company, through Coffeyville Resources Refining & Marketing, LLC (“CRRM”), a wholly-owned subsidiary of the Company, is also a party to an amended and restated crude oil supply agreement (the “Crude Oil Agreement”) with J. Aron. The Crude Oil Agreement provides that CRRM will obtain all of the crude oil for the Company’s oil refinery through J. Aron, other than crude oil that CRRM acquires in Kansas, Missouri, Oklahoma, Wyoming and all states adjacent thereto.

Item 9.01.	Financial Statements and Exhibits.
10.1	Revised Settlement Deferral Letter, dated as of July 29, 2008, between J. Aron & Company and Coffeyville Resources, LLC.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
     Date: August 4, 2008

CVR ENERGY, INC.
By:	/s/ Edmund S. Gross
Edmund S. Gross
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Title

10.1	Revised Settlement Deferral Agreement, dated as of July 29, 2008, between J. Aron & Company and Coffeyville Resources, LLC.